MEADE INSTRUMENTS CORP.
                    1997 STOCK INCENTIVE PLAN
                        AMENDMENT 1998-I

          WHEREAS, Meade Instruments Corp. (the "Corporation") maintains the Meade Instruments Corp. 1997 Stock Incentive Plan
(the "Plan"); and

          WHEREAS, the Board of Directors of the Corporation approved the amendments to the Plan set forth herein;

          NOW, THEREFORE, BE IT RESOLVED, that the Plan be, and it hereby is, amended, effective immediately, as set forth below:

     1. The first sentence of Section 6.2(b) of the Plan is amended to read as follows:

          "As to any Participant, unless prior to a Change in Control Event the Board determines that, upon its occurrence, there shall be no acceleration of benefits under Awards or determines that only certain or limited benefits under Awards shall be accelerated and the extent to which they shall be accelerated, and/or establishes a different time in respect of such Event for such acceleration, then upon the occurrence of a Change in Control Event: (i) each Option and Stock Appreciation Right shall become immediately exercisable, (ii) Restricted Stock shall immediately vest free of restrictions, and (iii) each Performance Share Award shall become payable to the Participant."

     2. Subparagraph (4) of the definition of "Change in Control Event" contained in Section 7.1(h) of the Plan is amended to read as follows:

          "(4) Any 'person' (as such term is used in Sections
               13(d) and 14(d) of the Exchange Act but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation's then outstanding securities entitled to then vote generally in the election of directors of the Corporation; or"

     3. The first sentence of Section 8.7 of the Plan is amended to read as follows:

          "Upon the occurrence of a Change in Control Event, each Option granted under Section 8.2 hereof shall become immediately exercisable in full."

          IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Amendment 1998-I on this 19th day of August, 1998.

                              By: /s/ Steven G. Murdock
                              Its: President, Chief Operating
                                   Officer and Secretary
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